As filed with the Securities and Exchange Commission on February 2, 2021
Registration No. 333-87957
Registration No. 333-68314
Registration No. 333-104170
Registration No. 333-125906
Registration No. 333-145262
Registration No. 333-220370
Registration No. 333-220435
Registration No. 333-225534

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-87957
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-68314
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-104170
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-125906
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-145262
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-220370
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-220435
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-225534

UNDER THE SECURITIES ACT OF 1933

PDL BioPharma, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware		94-3023969
(State or Other Jurisdiction of		(I.R.S. Employer
Incorporation or Organization)		Identification Number)
59 Damonte Ranch Parkway, Suite B-375
Reno, Nevada 89521
(Address of Principal Executive Offices) (Zip code)

(775) 832-8500
(Registrant's Telephone Number, Including Area Code)

1999 Stock Option Plan
1999 Nonstatutory Stock Option Plan
1993 Employee Stock Purchase Plan
2002 Outside Directors Stock Option Plan
2005 Equity Incentive Plan
Amended and Restated 2005 Equity Incentive Plan
Nonstatutory Inducement Stock Option Grant Notice and Nonstatutory Inducement Stock Option Agreement
Inducement Restricted Stock Grant Notice and Inducement Restricted Stock Agreement
(Full title of the Plans)

Christopher L. Stone
Vice President, General Counsel and Secretary
59 Damonte Ranch Parkway, Suite B-375
Reno, Nevada 89521
(Name and address of agent for service)

(775) 832-8500
(Telephone Number, Including Area Code, of Agent for Service)

Copy to:
Karen E. Bertero
Gibson, Dunn & Crutcher LLP
333 South Grand Avenue
Los Angeles, California 90071
(213) 229-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☐
Non-accelerated filer	☒	(Do not check if a smaller reporting company)	Smaller reporting company	☐
Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

PDL BioPharma, Inc. (the “Registrant”) is filing these Post-Effective Amendments (“Amendments”) to those certain Registration Statements on Form S-8 (collectively, the “Registration Statements”) filed by the Registrant, as follows (note that the share numbers listed below do not take into account any corporate actions, such as stock splits, taken in the interim):

1.Registration Statement on Form S-8 (File No. 333-87957) for the registration of 1,925,000 shares of common stock of the Registrant, par value $0.01 (“Shares”), issuable under the 1999 Stock Option Plan and the 1999 Nonstatutory Stock Option Plan.
2.Registration Statement on Form S-8 (File No. 333-68314) for the registration of 4,000,000 Shares issuable under the 1999 Stock Option Plan and the 1999 Nonstatutory Stock Option Plan.
3.Registration Statement on Form S-8 (File No. 333-104170) for the registration of 3,480,000 Shares issuable under the 1999 Nonstatutory Stock Option Plan and the 2002 Outside Directors Stock Option Plan.
4.Registration Statement on Form S-8 (File No. 333-125906) for the registration of 2,300,000 Shares issuable under the 2005 Equity Incentive Plan.
5.Registration Statement on Form S-8 (File No. 333-145262) for the registration of 3,400,000 Shares issuable under the 2005 Equity Incentive Plan and the 1993 Employee Stock Purchase Plan.
6.Registration Statement on Form S-8 (File No. 333-220370) for the registration of 1,000,000 Shares issuable under the Amended and Restated 2005 Equity Incentive Plan.
7.Registration Statement on Form S-8 (File No. 333-220435) for the registration of 1,201,200 Shares issuable under the Nonstatutory Inducement Stock Option Grant Notice and Nonstatutory Inducement Stock Option Agreement and the Inducement Restricted Stock Grant Notice and Inducement Restricted Stock Agreement.
8.Registration Statement on Form S-8 (File No. 333-225534) for the registration of 20,000,000 Shares issuable under the Amended and Restated 2005 Equity Incentive Plan.
The offerings contemplated by the Registration Statements have been terminated in connection with the Registrant’s previously disclosed voluntary plan of dissolution. In accordance with the undertaking contained in the Registration Statements (pursuant to Item 512(a)(3) of Regulation S-K), the Registrant hereby removes from registration any securities that were registered but unsold under the Registration Statements. Accordingly, these Amendments are being filed to deregister any securities covered by the above referenced plans which remain unissued as of the date of this filing.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reno, State of Nevada, on this 2nd day of February, 2021.

PDL BIOPHARMA, INC.
By:	/s/ Dominique Monnet
Dominique Monnet
President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Dominique Monnet, Christopher L. Stone and Nathan Kryszak, and each of them, as his true and lawful attorney-in-fact and agent, with full and several power of substitution and resubstitution and to act without the others, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, including post-effective amendments and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each such attorney-in-fact and agent full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each such attorney-in-fact and agent, or their substitute or resubstitute, each acting alone, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, the following persons have signed this Post-Effective Amendment No. 1 to the Registration Statements in the capacities and on the date(s) indicated.

Signature	Title	Date

/s/ Dominique Monnet	President, Chief Executive Officer and Director	February 2, 2021
Dominique Monnet	(Principal Executive Officer)

/s/ Edward A. Imbrogno, CPA	Vice President and Chief Financial Officer	February 2, 2021
Edward A. Imbrogno, CPA	(Principal Financial Officer and Principal Accounting Officer)

/s/ Elizabeth O’Farrell	Director	February 2, 2021
Elizabeth O’Farrell

/s/ Alan Bazaar	Director	February 2, 2021
Alan Bazaar

/s/ Natasha A. Hernday	Director	February 2, 2021
Natasha A. Hernday

/s/ John P. McLaughlin	Director	February 2, 2021
John P. McLaughlin